EXHIBIT 23.1

                    CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

Board of Directors Micromuse Inc.

We consent to the incorporation herein by reference of our reports dated October 23, 1999, except as to Note 11, which is as of November 2, 1999, relating to the consolidated balance sheets of Micromuse Inc. and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended September 30, 1999, and related schedule, which reports appear in the September 30, 1999, annual report on Form 10-K of Micromuse Inc.


                                        /s/ KPMG LLP

Mountain View, California
October 26, 2000